                                               TEXTRON INC.
                                          FOURTH QUARTER AND YEAR
                                (Dollars in millions except per share amounts)

                                         Fourth Quarter                           Year
                                 ----------------------------       --------------------------------
                                 December 30,    December 31,       December 30,        December 31,
                                    1995            1994               1995                1994
                                 -----------     -----------        ------------        ------------
Revenues                          $    2,659      $    2,377          $    9,973          $    9,683
                                  ==========      ==========          ==========          ==========

Income before income taxes        $      215      $      215          $      813          $      754
Income taxes                             (85)           (101)               (321)               (308)
Elimination of minority interest
  in net income of Paul Revere            (3)             (2)                (13)                (13)
                                  ----------      ----------          ----------          ----------
Net income                        $      127      $      112          $      479          $      433
                                  ==========      ==========          ==========          ==========

Income per share                  $     1.45      $     1.26          $     5.51          $     4.80
                                  ==========      ==========          ==========          ==========

Average shares outstanding        87,345,000      89,120,000          86,894,000          90,119,000
                                  ==========      ==========          ==========          ==========


                                                 TEXTRON INC.
                                    REVENUES AND INCOME BY BUSINESS SEGMENT
                                            FOURTH QUARTER AND YEAR
                                                 (In millions)

                                           Fourth Quarter                           Year
                                   ----------------------------       --------------------------------
                                   December 30,    December 31,       December 30,        December 31,
                                      1995            1994               1995                1994
                                   ------------    ------------       ------------        ------------
REVENUES
--------
MANUFACTURING:
  Aircraft                           $  633          $  597              $2,419              $2,186
  Automotive                            405             404               1,576               1,557
  Industrial                            395             318               1,421               1,395
  Systems and Components                272             275               1,052               1,540
                                     ------          ------              ------              ------
                                      1,705           1,594               6,468               6,678
                                     ------          ------              ------              ------
FINANCIAL SERVICES:
  Finance                               524             445               1,985               1,672
  Paul Revere                           430             338               1,520               1,331
                                     ------          ------              ------              ------
                                        954             783               3,505               3,003
                                     ------          ------              ------              ------
    Total revenues                   $2,659          $2,377              $9,973              $9,681
                                     ======          ======              ======              ======
INCOME
------

MANUFACTURING:
  Aircraft                           $   66          $   63              $  237              $  194
  Automotive                             39              38                 138                 139
  Industrial                             42              29                 162                 142
  Systems and Components                 19              43                  85                  99
                                     ------          ------              ------              ------
                                        166             173                 622                 574
                                     ------          ------              ------              ------
FINANCIAL SERVICES:
  Finance                                93              84                 365                 331
  Paul Revere                            33              24                 123                 131
                                     ------          ------              ------              ------
                                        126             108                 488                 462
                                     ------          ------              ------              ------

Segment operating income                292             281               1,110               1,036
Corporate expenses and other - net      (26)            (20)                (98)                (78)
Interest expense - net                  (51)            (46)               (199)               (204)
                                     ------          ------              ------              ------
Income before income taxes           $  215          $  215              $  813              $  754
                                     ======          ======              ======              ======

                           TEXTRON SEGMENT ANALYSIS

AIRCRAFT
--------

The Aircraft segment's revenues and income for the fourth quarter increased 6% and 5% respectively. For the year, income increased 22% on an 11% increase in revenues.

Bell Helicopter's revenues and income increased for both the quarter and the year due to higher international aircraft sales, including deliveries under a 100-unit order to the Canadian Forces. The year also benefited from higher revenues under the V-22 engineering and manufacturing development contract.
For the year, these positive factors were partially offset by increased product development expenses on the new model 407. Backlog decreased to $2.0 billion from $2.4 billion at the end of 1994, reflecting deliveries under the Canadian Forces contract and performance under the V-22 contract.

Cessna Aircraft's revenues increased for both the quarter and the year due to higher sales of aircraft. Income decreased for the quarter reflecting increased product development expenses related to the Bravo and Excel Citation aircraft. For the year, however, Cessna's income increased as higher product development expenses were more than offset by the benefit of higher sales, lower bid and proposal expenses and lower product support costs. Backlog increased to $1.5 billion from $1.4 billion at year-end 1994.

AUTOMOTIVE
----------

Revenues and income for the quarter and year approximated last year's levels.

These results were achieved despite a reduction in North American automotive production, reflecting higher production of models with Textron content. Textron's average dollar content per car and light truck built in North America increased to $116 from $112 in 1994.

INDUSTRIAL
----------

For the quarter, revenues and income increased 24% and 45% respectively and for the year they increased 2% and 14% respectively.

The increase in revenues and income for both periods was due to higher sales in the fastening systems business, reflecting the acquisitions of Elco Industries and Friedr. Boesner GmbH, higher sales in the contractor tool business and higher sales and better performance in the turf-care business. In addition, the year's results included Avdel for the full year in 1995 compared with nine months in 1994. Excluding the impact of the divestiture of the Homelite division (in August 1994), revenues and income for the full year increased 18% and 26% respectively.

SYSTEMS AND COMPONENTS
----------------------

For the quarter, revenues were essentially unchanged while income decreased 56%. Revenues and income decreased 32% and 14% respectively, for the year. Both periods in 1994 included the Textron Lycoming Engine division, which was sold in October 1994. The operating margin increased to 8.1% for the year from 6.4% in 1994.

For the year, excluding the impact of that division and the effects of certain provisions in 1994, revenues and income both decreased 9%. The decrease in revenues and income on the remaining businesses was primarily due to reduced shipments on certain commercial aerospace and U.S. government contracts.

FINANCE
-------

Income for the quarter increased 11% on an 18% increase in revenues. For the year, revenues and income increased 19% and 10% respectively.

Avco Financial Services' results increased for both periods, reflecting a higher level of consumer finance receivables and an increase in the contribution from the insurance operations. These factors were partially offset by an increase in the cost of funds and an increase in the level of charge-offs. AFS' charge-off ratio increased to 2.10% for the year from 1.99% in 1994.

The results for Textron's commercial finance division, Textron Financial Corporation, increased for both periods due to a higher level of finance receivables and higher yields on finance receivables, partially offset by an increase in the cost of funds. Full year results also benefited from a lower level of charge-offs.

PAUL REVERE
-----------

Revenues increased 27% and 14% for the quarter and full year respectively, primarily due to increased premiums in individual and group disability insurance and higher net investment income, including net realized investment gains. Income decreased 6% for the year while it increased 38% for the quarter.

Income for the quarter was positively impacted by higher premium revenues and a lower benefit ratio in the individual disability line. Fourth quarter results included $60 million of net realized investment gains and losses of $62 million in the excess-risk reinsurance line, including reserve strengthening, as a result of a loss recognition study.

For the quarter, the individual disability insurance benefit ratio, excluding reserve strengthening in the excess risk reinsurance line was 81.5% compared with 92.3% in the fourth quarter of 1994, and better than the 83.5% experienced in the third quarter of 1995. The corresponding ratio for the full year was 85.3% compared with 83.8% in 1994, which was the principal reason for the decrease in income for the year.


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